EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-66950, 333-50476, 333-86653 and 333-111745 of Western Sierra Bancorp on Form S-8 of our report, dated January 23, 2004, appearing in this Annual Report on Form 10-K of Western Sierra Bancorp for the year ended December 31, 2003.

/s/ Perry-Smith LLP

Sacramento, California

March 15, 2004